Exhibit 4.3

                                   VoIP, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

                                        Optionee: ______________________________

                                        Number of Shares: ______________________

                                        Option Exercise Price: $________________

                                        Option Expiration Date:  _______________

                                        Effective Date of Grant: _______________

         1. Grant of Options. VoIP, Inc., a Texas corporation ("Grantor"), hereby grants to the above-named optionee ("Optionee"), a non-qualified stock option (collectively, "Options") to purchase at the Option Exercise Price (set forth above) per share, until the Option Expiration Date, and on the terms and conditions set forth in this agreement ("Agreement") that number of shares, as adjusted as herein provided (as so adjusted, "Option Shares"), of common stock ("Common Stock") of the Grantor, pursuant to the Grantor's 2004 Stock Option Plan (the "Plan").

         2. Vested Shares: The number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the "Vested Ratio" determined as of such date as follows:

                  a. On each Measurement Date set forth in Column 1 below, the Option shall vest and become exercisable for the corresponding number of shares of Common Stock set forth in Column 2 below if the Optionee's engagement with the Company and/or any Affiliated Entity has not terminated. The "Vested Portion" of the Option as of any particular date shall be the cumulative total of all shares for which the Option has become exercisable as of that date.

         --------------------------------- -------------------------------
                     Column 1                         Column 2

                 Measurement Date           Vested Portion of the Option
         --------------------------------- -------------------------------

         --------------------------------- -------------------------------

         --------------------------------- -------------------------------

         --------------------------------- -------------------------------

         --------------------------------- -------------------------------

            b. Notwithstanding anything to the contrary contained herein or in the Plan, in the event the Optionee's engagement with the Company is terminated by the Company within one (1) year following a Change in Control for any reason other than Cause, then Vesting shall be determined pursuant to the Plan.


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                  c. Any cessation of Services by the Optionee other than upon a
         Change of Control shall terminate the vesting schedule, and any options that have theretofore become vested shall be exercisable by the Optionee.

         3. Exercise of Options. Other terms, times and conditions of exercise of the Options are as follows:

                  a. Prior to the Expiration Date, vested Options shall be fully exercisable in whole or in part for a number of shares up to the aggregate number of all vested Option Shares. The Options shall be execised by completing the exercise form attached hereto as Exhibit A.

                  b. Upon the death or Disability of the Optionee, the Optionee or the personal representative of the Optionee, as applicable, may exercise the Options to the extent not previously exercised (and, in the case of death, to the extent the Options could have been exercised by the Optionee on the date of death) subject to the terms set forth in this Agreement, until their termination as provided by Section 2 hereof.

                  c. The Options shall be exercised by written notice directed to the Grantor. Such written notice shall be accompanied by full payment in cash for the number of Option Shares specified in such written notice or by such other method authorized by the Plan.

                  d. Subject to the terms of this Agreement or the Plan, vested Options may be exercised at any time and without regard to any other option to purchase stock of the Company held by the Optionee.

                  e. In the event the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, stock dividend, or transaction having similar effect, the total number of shares subject to this Option shall be proportionately and appropriately adjusted. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.

         4. Nontransferability. The Options are not transferable except by will or by the laws of descent and distribution. The Options may be exercised during the lifetime of the Optionee only by the Optionee.

         5. Limitation of Rights. The Optionee shall have no rights as a stockholder with respect to the Option Shares until the Optionee shall become the holder of record of such Option Shares.

         6. Successors. This Agreement shall be binding upon any successor of the Grantor and Optionee, in accordance with the terms of this Agreement and the Plan.

         7. Plan. The Option is subject to all terms and provisions of the Plan, and in the event of any discrepancy between the Plan and this Agreement, the Plan shall control.

                            [Signature Page Follows]



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         IN WITNESS  WHEREOF,  the Grantor and the Optionee  has  executed  this
Agreement, effective this ___ day of __________, 20__.



                                              VoIP, Inc.



                                              By:_______________________________
                                              Steven Ivester, President






                                              __________________________________
                                              OPTIONEE -
















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